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                                  EXHIBIT 10.13

                     ASSET PURCHASE AGREEMENT BY AND BETWEEN

                      FAMILY LIFE REALTY SERVICES, INC. AND

                       CREDITON, INC. DATED APRIL 13, 1998


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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated April 13, 1998, between FamilyLife Realty Services, Inc., a Michigan corporation ("Seller"), and Crediton Inc., a Provincial Ontario corporation ("Buyer").

PRELIMINARY STATEMENT

         Seller is a franchisor selling master regional franchises and real estate franchises under various names, including "National Real Estate Service". Seller presently has under contract a Master Franchisee (National Real Estate Services headquartered in Schaumburg, Illinois) which has a particular territory which includes portions of Illinois, Wisconsin and Indiana. This particular Master Franchisee has voiced complaints regarding Seller's level of service and marketing materials and has demanded confidential information that Seller is not required (nor does Seller desire) to disclose to this Master Franchisee. Seller wishes to avoid any disputes and desires to sell all rights and interests to this Master Franchisee (hereafter "National") to Buyer. Buyer is a skilled buyer of assets and intends to buy for its own undisclosed purposes as an investment. Buyer will purchase all rights of and obligations of Seller as to this Master Franchisee and this particular region.

NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the parties represent, warrant, and agree as follows:

         1. PURCHASE AND SALE. At Closing, Seller will sell and assign all right, title, and interest of Seller in and to the following assets of
         Seller:

"All Seller's rights under existing franchise agreements related to the Master Franchise Agreement between it and National Real Estate Services of Schaumburg, IL".

Buyer agrees to accept much assets and agrees to assume Seller's obligations under these franchise agreements. Copies of all applicable franchise agreements are attached hereto for inspection and incorporated herein by reference (hereafter collectively, the "Contracts").

         2. LICENSE- Seller will license to Buyer for $1.00 CDN access to its proprietary computer software and hardware for the purposes of continuing the Virtual Reality computer program for National for a period of up to six months following the Closing, so long as National agrees to a mutual release and waiver of liabilities so as to remove the cloud of litigation.

         3. ASSUMPTION OF LIABILITIES. Except as hereinafter expressly provided, Buyer shall assume no liabilities or obligations related to the Assets or the Business, it being expressly acknowledged and agreed by the parties that all such liabilities and obligations. shall be and remain Seller>s liabilities and obligations. Notwithstanding the foregoing, Buyer agrees to assume at the Closing, Seller's obligations under and in accordance with the Contracts which arise on or after the Closing Date (collectively, the "Assumed Liabilities"). Nothing in this Agreement or otherwise shall preclude Buyer from contesting in good faith the terms of the Assumed Liabilities or any rights it has under the Contracts.

         4. PURCHASE PRICE. The purchase price for the Assets shall consist of a Promissory Note with a face value of $200, 000 payable upon demand at any time following one year from the date of this Agreement, and having a stated interest rate. of three percent (3 %) per annum, interest payable monthly on the 15th day of the month, in arrears.

         5. THE CLOSING The closing of the transactions contemplated by this Agreement (the "Closing") shall occur at such place as Seller shall designate in writing, The Closing shall take place on or before May 14, 1998 or this Agreement shall become null and void.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:           Crediton Inc.

By:    /s/ Mei W. Tsui
   ---------------------------
Name:  Mei W. Tsui
Its: President

Seller:          FamilyLife Realty Services, Inc.

By:   /s/ Andrew W. Cimerman
   ---------------------------
Name:  Andrew Cimerman
Its:  Chairman

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                                LICENSE AGREEMENT

This License Agreement ("Agreement") is made effective as of April 13th, 1998 by and HomeLife Inc. ("HMLF") of 4100 Newport Place, Suite 730, Newport Beach, California, USA 92660 and Crediton, Inc. ("Crediton") of 939 Lawrence Avenue, East, PO #47596, Don Mills, Ontario, Canada M3C 3S7.

         In the Agreement, the party who is granting the right to use the licensed property will be referred to as "HMLF", and the party who is receiving the right to use the licensed property will be referred to as

         The parties agree as follows:

                   1. GRANT OF LICENSE. HMLF owns use of HomeLife's computer system and software, specifically the Virtual Assistant program and related and integrated software ("Virtual Assistant software and related"). In accordance with this Agreement, HMLF grants Crediton a time-limited non-exclusive license to use the Virtual Assistant software and related. HMLF retains all title to and all title to and ownership of the Virtual Assistant software and related.

                   2. PAYMENT OF ROYALTY. Crediton will pay to HMLF a royalty fee which shall be calculated as follows: One dollar ($1.00 CDN) for a six month term ending six months from the date of this Agreement, and expressly subject to the condition that a mutual release of past contractual liability be executed between HMLF and National Real Estate Service, a Master Franchisee which has been sold by HMLF to Crediton. The royalty fee shall be paid at the time of the signing of this Agreement.

                  3. MODIFICATIONS. Crediton may not modify or change the Virtual Assistant software and related in any manner, and maintains a simple access to and use right in the software and related.

                  4. DEFAULTS. If Crediton fails to abide by the obligations of this Agreement, including the refusal of National Real Estate Service to provide a mutually acceptable contractual release of liability, HMLF shall have the option to cancel this Agreement by providing five (5) days written notice to Crediton. Crediton shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if this is possible.

                  5. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall have be submitted to arbitration under the rules and regulations of the American Arbitration Association in a California forum. Either party may invoke this paragraph after providing 30 days written notice to other party. All costs of arbitration shall be divided equally between the parties, without regard to which party prevails.

Any award may be enforced by a Court of law.

                  6. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

                  7. TERMINATION. This Agreement may be terminated by either parry by providing thirty (30) days written notice to the other party. In any event, this Agreement shall terminate automatically six months after the date first above written.

                  8. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

                  9. AMENDMENT. This Agreement may be modified or amended, only if the amendment is made in writing and is signed by both parties.

                  10. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this

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Agreement invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

                  11. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

                  12. APPLICABLE LAW. This Agreement shall be governed by the laws of the Province of Ontario, Canada. Venue is agreed upon as Toronto, Canada.

Licensor
HomeLife Inc. ("HMLF")

By:   /s/ Andrew Cimerman
   ----------------------------
Name:  Andrew Cimerman

Title: Chairman of the Board

Licensee:
Crediton Inc.("Crediton")

By: /s/ Mei W. Tsui
   ----------------------------
Name: Mei W. Tsui
Title: President

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                                 PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned promises to pay to FamilyLife Realty Services, Inc., a Michigan corporation, the amount of Two Hundred Thousand ($200,000) Dollars in U.S. Funds. The terms of this note are as follows:

         (i) This note is delivered pursuant to the terms of a certain Asset Purchase Agreement made as of the 1st day of April, 1998.

         (ii) The note is payable upon demand at any time following one year from the date of this Agreement, and having a stated interest of three percent (3%) per annum, interest payable monthly on the 15th day of the month, in arrears.

DATED the 13th day of April, 1998.

Crediton Inc.

By:   /s/ Mei W. Tsui
   ----------------------------
Name: Mei W. Tsui, President